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                                [ABFS Letterhead]


[Insert Address]



Dear Investment Noteholder:

By now you should have received your Exchange Offer for Eligible ABFS Investment Noteholders.

Please remember--your opportunity to exchange your investment notes in the Exchange Offer on a first come, first served basis will expire as indicated in our press release.

 If you have not received your Exchange Offer kit, need another kit sent to you -- or if you have any questions concerning the exchange offer or filling out the forms, please contact ABFS' Investment Notes Exchange Unit directly at 1-800-597-7004, Monday through Friday, 8:30 a.m. to 8:00 p.m. (EST), and Saturday from 9:00 a.m. to 4:00 p.m. An ABFS Investment Note Officer will be happy to help you. Our call volume has been high, so we appreciate your patience.

Again, please call us at the toll-free number above if you need any assistance regarding this exchange offer. As always, we appreciate and value your investments in ABFS.



                                          Very truly yours,



                                          ------------------------
                                          Anthony J. Santilli
                                          Chairman, President and CEO